Addendum to the Shipbuilding Contract of one AHTS Vessel Fincantieri Hull N° 6168

This Addendum is made and entered into on this 2nd March 2010 between:

1.	FINCANTIERI – Cantieri Navali Italiani, S.p.A.,
a company organized and existing under the laws of the Republic of Italy, with Naval Vessel Business Unit located at Via Cipro 11, 16129 Genoa, Italy,

hereinafter referred to as “FINC”

and

2.	ATL Offshore GmbH & Co. “ISLE OF AMRUM ” KG,
a company organized and existing under the laws of the Federal Republic of Germany and having their principal place of business at Neue Strasse 24, Leer, Germany,

hereinafter called “the Buyer”

and

together referred as “the Parties”

WHEREAS

A)
The Parties have entered into a Shipbuilding Contract dated 30/1/2007 as from time to time supplemented and amended (the “Shipbuilding Contract”) for the construction of one AHTS Vessel bearing FINC Hull No. 6168 ( “the Vessel”); and

B)	The Parties wish to re-schedule outstanding pre-delivery instalments and the contractual delivery date

The Parties therefore now agree as follows:

1.
The delivery date of the Vessel according to the Shipbuilding Contract shall be amended. Delivery shall take place on the earliest possible date agreed between the parties within the first half of March 2010.

2.
The Buyer agrees to bear the risk of accidental loss or damage (other than loss or damage caused by the negligence or wilful misconduct of FINC) for the Vessel between the date when the Vessel could have been delivered – and the agreed new delivery date. However, FINC to take out the respective insurance cover until the Vessel will be actually delivered to the Buyer. The respective costs for FINC to be reimbursed by the Buyer in accordance with the previous practice between the Parties; the Agreement as of December 14, 2009 and FINC’s letter MM-PMA MNZ 192 relating to NB 6163 shall apply mutatis mutandis with logical amendments.  Any outstanding pre-delivery instalment under the Shipbuilding Contract are deferred to the day of the actual delivery of the Vessel and will be paid to FINC together with the delivery instalment..

3.	The Buyer shall pay interest in the amount of 6-month EURIBOR plus 2%

(i)	for an amount of EUR 4,049,900 for a period of 8th July, 2009 until actual delivery of the Vessel; and

(ii)	for an amount of EUR 4,185,000 for a period of 13th October, 2009 until actual delivery of the Vessel; and

(iii)	for an amount of EUR 28,729,015.00 for the period of counting from the time of readiness for delivery in accordance with paragraph 2 above until actual delivery of the Vessel.

The interests shall be due upon presentation of the relevant invoice together with evidence of the interest rate applied.

For the avoidance of doubt, the interest described herein is not to be considered as default interest but as FINC's compensation for the deferral of instalments under the Shipbuilding Contract.

5.	All other terms and conditions to remain unchanged.

on behalf of the Buyer:
/s/  Dr. Niels Hartmann

on behalf of FINCANTIERI Cantieri Navali S.p.A.
/s/  Alberto Maestrini